                                                U.S. SECURITIES AND EXCHANGE COMMISSION
|----------------------|
|        FORM 5        |
|                      |                                Washington, D.C. 20549
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                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*         2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                        (Check all applicable)
                                                                      Compaq Computer Corporation (CPQ)                         Director      ___ 10% Owner
                                                                                                                        -------
                                                                                                                          X   Officer  (give  ___ Other (Specify)
                                                                                                                        -----
Jackson                Yvonne               R.                                                                                         title
                                                                                                                                       below)
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(Last)               (First)            (Middle)       3.  IRS or Social Security   4.  Statement for                        Sr. VP, Human Resources, Organization and
                                                                                                                             ----------------------------------------
                                                           Number of Reporting         Month/Year                            Environment
                                                                                                                             -----------
20555 SH 249                                               Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                                5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                       Original                                     Check applicable line)
                                                                                       (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                        -----
Houston                    TX           77070-2698                                                                      ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)               Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                  2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                            action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                          Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                         (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                            at End of            Indirect    (Instr. 4)
                                                                                                                            Issuer's
                                                                                    -----------------------------------
                                                                                    ------------- -------- ------------
                                                         Day/                                     (A) or                    Fiscal Year        (I)
                                                         Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                            4)               4)
------------------------------------------------------ -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                       -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                           5/15/2000      A             40,000        A                                               D
                                                       -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
------------------------------------------------------ -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
Common Stock                                           10/24/2000     F             1,472 (1)     D        $28.15       44,327.299(2)             D
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                                                       -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
                                                                                                                             476.931              I        401(K)
                                                       -------------- ------------- ------------- -------- ------------ -------------------- ------------- --------------
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

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FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

---------------- ------------ ------------ -------------- ------------------- -------------------------- ----------------------- --------- ----------- ------------- ---------------
1. Title of      2. Conver-   3. Trans-    4. Transac-      5. Number of      6. Date Exer-              7. Title and Amount of  8. Price  9. Number   10. Owner-    11. Na-
   Derivative      sion or      action       tion Code      Derivative          cisable and Ex-            Underlying              of        of            ship          ture
   Security        Exercise     Date         (Instr. 8)     Securities          piration Date              Securities              Deriv-    Deriv-        of            of In-
   (Instr. 3)      Price of     (Month/                     Ac-quired (A)       (Month/Day/                (Instr. 3 and 4)        ative     ative         Deriv-        direct
                   Deriv-        Day/                       or Dis-               Year)                                            Secur-    Secur-        ative         Bene-
                   ative         Year)                      posed of (D)                                                           ity       ities         Secu-         ficial
                   Security                                 (Instr. 3, 4,                                                                    Bene-         rity:         Own-
                                                            and 5)                                                                 (Instr.   ficially      Direct        ership
                                                                                                                                   5)        Owned
                                                                              ------------- ------------ ------------ ----------
                                                                                                                                             at End        (D) or        (Instr. 4)
                                                                              Date          Expira-                   Amount or              of            Indi-
                                                                              Exer-         tion            Title     Number of              Year          rect (I)
                                                                              cisable       Date                       Shares                              (Instr.
                                                                                                                                           (Instr. 4)  4)
                                                          ---------- --------
                                                             (A)     (D)
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ---------- --------- ----------- ------------- ---------------
Stock Option     $27.38       5/15/2000          A        75,000               5/15/2002    5/15/2010    Common       75,000               75,000      D
(Right to Buy)                                                                    (3)                    Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------              ---------- --------- ----------- ------------- ---------------
                 ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ---------- --------- ----------- ------------- ---------------
Stock Option     $18.10       12/13/2000         A        175,000              1/13/2001    12/12/2010   Common       175,000              175,000     D
(Right to Buy)                                                                    (4)                    Stock
---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ---------- --------- ----------- ------------- ---------------
                 ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ---------- --------- ----------- ------------- ---------------

---------------- ------------ ------------ -------------- ---------- -------- ------------- ------------ ------------ ---------- --------- ----------- ------------- ---------------

Explanation of Responses:

(1)   Shares withheld to satisfy tax liability for restricted stock vesting.
(2)   Includes 799.2990 shares acquired under the Employee Stock Purchase
      Plan in the month of October.
(3)   Shares will vest 100% on this date
(4)   Option is first exercisable on this date and vest prorata over 48 months from grant date.

                                         /s/  Yvonne R. Jackson                      2/12/2001
                                     -------------------------------------      --------------------
                                              Yvonne R. Jackson                        Date
                                       **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.